SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2002

    ARI Network Services, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

11425 West Lake Park Drive, Suite 900 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant's telephone number, including area code: (414) 973-4300

Item 9. Regulation FD Disclosure.

        On November 8, 2002, ARI Network Services, Inc. filed a lawsuit to enforce a contract relating to the buy back of its outstanding $4 million convertible subordinated debenture due in April 2003. The press release announcing the lawsuit is set forth below.

ARI
PRESS RELEASE

FOR IMMEDIATE RELEASE

ARI FILES LAWSUIT TO ENFORCE CONTRACT

Milwaukee, Wis., November 11, 2002 - ARI (OTCBB:ARIS), a leading provider of electronic catalog-enabled business solutions that connect equipment manufacturers with their service and distribution networks, announced it has filed a lawsuit to enforce a contract related to the buy back of its outstanding $4 million convertible subordinated debenture due in April 2003.

The lawsuit was filed against RGC International Investors (Rose Glen) and three other entities. The lawsuit alleges that Rose Glen reneged on an agreement made between ARI and Rose Glen in September 2002. The lawsuit alleges that Rose Glen agreed to give ARI eight months to buy back the debenture and related securities in exchange for an immediate payment of $500,000 and a further payment of $1 million within that eight month period. The suit alleges that Rose Glen later changed its position and informed the company it would not live up to the terms of the agreement. Rose Glen then told the company it had sold the debenture to three other entities that are now making demands that are inconsistent with the agreement.

"This is really a pretty simple case. We have an agreement with Rose Glen and we expect Rose Glen or anyone they say now owns the debenture to honor our agreement," said Brian E. Dearing, chairman and chief executive officer of ARI.

"We initially asked Rose Glen to extend the April 2003 maturity date of our debenture for several years in order to allow us to repay it in full. Rose Glen responded by offering us the opportunity to buy back the debenture at a discount. We accepted Rose Glen's offer and now Rose Glen is attempting to back out of our deal, apparently because they got a better offer for the debenture," said Dearing.

Dearing said ARI was especially disappointed with Rose Glen's actions in view of the progress the company has been making in building its business. "We reported our first profitable year ever in fiscal 2002 and achieved cash expense savings of over $3 million. In addition, we generated over $566,000 in cash in fiscal 2002, after paying down our debt principal by $808,000 during the year. We are focused on our core electronic service catalog business, with a concentration in the manufactured equipment industry. And we continue to provide the quality products and services that build long-term customer relationships," said Dearing.

The lawsuit was filed on November 8, 2002 in the State of Wisconsin in Milwaukee County Circuit Court. The defendants have 45 days to respond to the complaint.

ARI is a leading provider of electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market. ARI currently serves approximately 100 lines of manufactured equipment and 25,000 dealers in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, power sports, marine and construction. The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services. ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points. In addition, ARI provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website. ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

Contact:
Nancy Krajcir-Bennett
Manager, Implementation Services
ARI Network Services, Inc.
Tel: (414) 973-4380
Fax: (414) 973-4357
E-mail: krajcir@arinet.com

Marilyn A. Vollrath
Vollrath Associates, Inc.
Tel: (262) 240-2405
Fax: (262) 240-2410
E-mail: mvollrath@vollrathpr.com

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 11, 2002	ARI NETWORK SERVICES, INC.

By: Brian E. Dearing Brian E. Dearing Chairman and Chief Executive Officer